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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   __________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)(1)



                    Diversified Security Solutions, Inc.
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                                (Name of Issuer)


                          Common Stock, $.01 par value
                                  Common Stock
---------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    25533P107
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                                 (CUSIP Number)


                                 August 13, 2002
---------------------------------------------------------------------------
             Date of Event which Requires Filing of this Statement



                                   Lee A. Kann
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                                  Name of Filer



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


______________

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.

1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                 Lee A. Kann

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [ ]
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.      SOLE VOTING POWER

                 283,566

6.      SHARED VOTING POWER

                 -0-

7.      SOLE DISPOSITIVE POWER

                 283,566

8.      SHARED DISPOSITIVE POWER

                 -0-

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 283,566

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                 [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.7614%

12.     TYPE OF REPORTING PERSON

                 IN

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Item 1(a).        Name of Issuer:



                      Diversified Security Solutions, Inc.

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Item 1(b).        Address of Issuer's Principal Executive Offices:




                      280 Midland Avenue, Saddle Brook, NJ 07663

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Item 2(a).        Name of Person Filing:


                     Lee A. Kann
__________________________________________________

Item 2(b).        Address of Principal Business Office or, if None, Residence:


          1406 Janeen Way, Anaheim, CA 92801
__________________________________________________

Item 2(c).        Citizenship:


          United States
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Item 2(d).        Title of Class of Securities:

          Common Stock

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Item 2(e)                  CUSIP Number:


          25533P107
__________________________________________________

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


          Not Applicable

Item 4.  Ownership.

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Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

      283,566

--------------------------------------------------------------------------------

         (b)      Percent of class:

      5.7614%

--------------------------------------------------------------------------------

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:  283,566

                  (ii)     Shared power to vote or to direct the vote:  -0-

                  (iii) Sole power to dispose or to direct the disposition of: 283,566

                  (iv)     Shared power to dispose or direct the
                           disposition of:                              -0-

Item 5.  Ownership of Five Percent or Less of a Class.

          Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not Applicable

Item 8.  Identification and Classification of Members of the Group.

          Not Applicable

Item 9.  Notice of Dissolution of Group.

          Not Applicable

Item 10. Certification.

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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           August 13, 2002
                         ----------------------------------------------------
                                                (Date)




                                         /s/ LEE A. KANN
                         ----------------------------------------------------
                                             LEE A. KANN








         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.











Form 13G



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